     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated March 13, 2000, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Goldman, Sachs & Co., the dealer manager of the Offer, or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                            PAYLESS SHOESOURCE, INC.

            OF UP TO 7,547,170 SHARES OF ITS COMMON STOCK (INCLUDING
              THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS) AT A
          PURCHASE PRICE NOT GREATER THAN $53.00 NOR LESS THAN $48.00
                                   PER SHARE

     Payless ShoeSource, Inc., a Delaware corporation ("Payless"), is offering to purchase for cash up to 7,547,170 shares of its common stock, par value $0.01 per Share (including the associated preferred stock purchase rights, the "Shares"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 13, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"). Payless is inviting its stockholders to tender their Shares at prices specified by the tendering stockholder that are not greater than $53.00 nor less than $48.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, APRIL 10, 2000, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF PAYLESS HAS APPROVED THE OFFER, BUT NEITHER PAYLESS NOR ITS BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION TO ITS STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PRICE OR PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. PAYLESS DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED PAYLESS THAT THEY WILL NOT TENDER ANY SHARES IN THE OFFER.

     Payless will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not in excess of $53.00 nor less than $48.00 per Share, that it will pay for Shares properly tendered under the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. Payless will select the lowest purchase price (the "Purchase Price") that will allow it to purchase 7,547,170 Shares, or such lesser number of Shares as are properly tendered (and not properly withdrawn) pursuant to the Offer at prices not in excess of $53.00 nor less than $48.00 per Share. All Shares properly tendered (and not properly withdrawn) prior to the "expiration date" (as defined below) at prices at or below the Purchase Price will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the "odd lot" and proration provisions.

     Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Purchase Price regardless of whether the stockholder selected a lower price. The term "expiration date" means 5:00 p.m., New York City time, on Monday, April 10, 2000, unless and until Payless, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term expiration date shall refer to the latest time and date at which the Offer, as so extended by Payless, shall expire. Payless reserves the right, in its sole discretion, to purchase more than 7,547,170 Shares under the Offer subject to applicable law. For purposes of the Offer, Payless will be deemed to have accepted for payment (and therefore purchased) Shares properly tendered at or below the Purchase Price and not properly withdrawn, subject to the "odd lot" and proration provisions of the Offer, only when, as and if Payless gives oral or written notice to EquiServe, the depositary of the Offer, of its acceptance for payment of such Shares under the Offer. Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the depositary of certificates for such Shares or a timely confirmation of a book-entry transfer of such Shares into the depositary's account at the "book-entry transfer facility" (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, or an "agent's message" (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

     Upon the terms and subject to the conditions of the Offer, if more than 7,547,170 Shares, or such greater number of Shares as Payless may elect to purchase subject to applicable law, have been properly tendered (and not properly withdrawn) prior to the expiration date at prices at or below the Purchase Price, Payless will purchase properly tendered Shares on the following basis: (1) all Shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder who (a) tenders all Shares owned beneficially or of record by such odd lot holder at a price at or below the Purchase Price (partial tenders will not qualify for this preference) and (b) completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery and (2) after the purchase of all of the foregoing Shares, all other Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares. All other Shares that have been tendered and not purchased will be returned to the stockholder as promptly as practicable after the expiration date.

     Payless expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder's Shares.

     Payless is making the Offer because (1) its Board of Directors believes that its Shares are undervalued in the public market, (2) its Board of Directors believes that the purchase of Shares pursuant to the Offer is a prudent use of its financial resources given Payless's business profile, assets and prospects and (3) the Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity to determine the price, not in excess of $53.00 nor less than $48.00 per Share, at which they are willing to sell their Shares. In addition, where Shares are tendered by the registered owner thereof directly to the depositary pursuant to the Offer, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Also, "odd lot holders" (as defined in the Offer to Purchase) who hold Shares registered in their names and tender all of their Shares directly to the depositary and whose Shares are purchased under the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable odd lot discounts that might be payable on sales of their Shares in New York Stock Exchange transactions. The Offer also allows stockholders to sell a portion of their Shares while retaining a continuing equity interest in Payless.

     Tenders of Shares under the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Payless under the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Friday, May 5, 2000. For such withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by EquiServe at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an "eligible guarantor institution" (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility's procedures. All questions as to the form and validity of any notice of withdrawal, including the time of receipt, will be determined by Payless, in its sole discretion, whose determination will be final and binding. None of Payless, EquiServe as the depositary, D.F. King & Co., Inc. as the information agent, Goldman, Sachs & Co. as the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal are being mailed promptly to record holders of Shares whose names appear on Payless's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION WITH RESPECT TO THE OFFER IS MADE. Additional copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent at the address and telephone number set forth below and will be furnished promptly at the Company's expense.

     Any questions or requests for assistance may be directed to the information agent or the dealer manager at the respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the information agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact the depositary.

                    The information agent for the Offer is:

                             D.F. KING & CO., INC.

                         77 Water Street, 20th Floor
                            New York, New York 10005
                           Toll Free: (800) 348-3416
             Banks and Brokerage Firms Please Call: (212) 269-5550

                      The dealer manager for the Offer is:

                              GOLDMAN, SACHS & CO.

                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (call collect)
                        (800) 323-5678 (call toll free)

                                 MARCH 13, 2000